EXHIBIT 10.1

EMPLOYEE AGREEMENT

THIS EMPLOYEE AGREEMENT made as of August 15, 2013, by and between SMTP, Inc., Inc., a Delaware corporation (the “Company”), whose principal place of business is at 1810 East Sahara Avenue, Suite 111, Las Vegas Nevada, 89104; and Jonathan M. Strimling (“Employee”).

WHEREAS, the Company wishes to procure the services of Employee under the terms and conditions set forth and Employee wishes to be employed on these terms and conditions.

WHEREAS, the parties to this Employee Agreement wish to enter into a written expression of their relationship as Employer and Employee.

THEREFORE, in consideration of the agreements contained in this Employee Agreement, the parties, intending to be legally bound, agree as follows:

ARTICLE 1

Employment

1.1. Employment. The Company agrees to employ Employee, and Employee accepts employment with the Company, on and subject to the terms and conditions set forth in this Employee Agreement.

1.2. Term. Subject to the provisions of Article 9 of this Employee Agreement, the Company employs the Employee pursuant to this Employee Agreement as an employee at-will effective as of August 15, 2013 and Employee’s employment may be terminated by the Company at any time.

ARTICLE 2

Duties

2.1. Position and Duties. The Company agrees to employ Employee to act as its Chief Executive Officer. Employee shall be responsible for performing the duties as described in Appendix A attached hereto and made a part hereof. Employee agrees that he will serve the Company faithfully and to the best of his ability during the term of employment, under the direction of the Board of Directors of the Company. The Company and Employee may jointly from time to time to change the nature of Employee’s duties and job title.

2.2. Time Devoted to Work.  Employee agrees that he will devote all of the necessary business time, attention, and energies, as well as Employee’s best talents and abilities to the business of the Company in accordance with the Company’s instructions and directions. Employee may engage in other business activities unrelated to the Company during the term of this Employee Agreement so long as such other business activities do not interfere with the terms and conditions of this Employee Agreement.

2.3 Board Seat.  Within 120 days from the date of this Employee Agreement, the Board of Directors of the Company will increase in the number of directors who serve on the Board of Directors and elect the Employee to fill the newly created Board position to serve until the next annual meeting of the stockholders. Employee shall not be entitled to any additional compensation for serving in his capacity as a member of the Board of Directors of the Company.

ARTICLE 3

Place of Employment

3.1. Place of Employment.   Employee shall perform his duties under this Employee Agreement at 20 Presidential Road, Bedford, NH 03110.

ARTICLE 4

Compensation of Employee

4.1. Base Compensation.  For all services rendered by Employee under this Employee Agreement, the Company agrees to pay Employee the rate of $15,000 per month (the “base salary”), which shall be payable to Employee not less frequently than bi-monthly, or as is consistent with the Company’s practice for its other employees.

4.2. Other Compensation.  Employee shall receive other compensation as more fully described on Appendix B, attached hereto and made a part hereof.

4.3. Withholding. All amounts due from the Company to the Employee hereunder shall be paid to the Employee net of all taxes and other amounts which the Company is required to withhold by law.

4.4. Reimbursement for Business Expenses.  Subject to the approval of the Company, the Company shall promptly pay or reimburse Employee for all reasonable business expenses incurred by Employee in performing Employee’s duties and obligations under this Employee Agreement, but only if Employee properly accounts for expenses in accordance with the Company’s policies.

ARTICLE 5

Vacations and Other Paid Absences

5.1. Vacation Days.  Employee shall be entitled to the same paid vacation days each calendar year during the term of this Employee Agreement as authorized by the Company for its other employees.

5.2. Holidays.   Employee shall be entitled to the same paid holidays as authorized by the Company for its other employees.

5.3. Sick Days and Personal Absence Days.  Employee shall be entitled to the same number of paid sick days and personal absence days as authorized by the Company for its other employees.

ARTICLE 6

Section 409A Compliance

6.1 This Employee Agreement, including Appendix B hereto,is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder ("Section 409A") or an exemption thereunder and shall be construed and administered in accordance therewith. Notwithstanding any other provision of this Employee Agreement or Appendix B, payments provided under this Employee Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption thereunder. Any payments under this Employee Agreement or Appendix B that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral (or other applicable exemption) shall be excluded from Section 409A to the maximum extent possible. To the extent that any payment or benefit described in this Employee Agreement or Appendix B constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Employee’s termination of employment then such payment or benefit is only payable upon the Employee’s  "separation from service" under Section 409A. The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).  Each payment pursuant to this Employee Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Employee Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Employee on account of non-compliance with Section 409A.

6.2 Notwithstanding any other provision of this Employee Agreement, if at the time of the Employee's termination of employment, he is a "specified employee," determined in accordance with Section 409A, any payments and benefits provided under this Employee Agreement that constitute "nonqualified deferred compensation" subject to Section 409A that are provided to the Employee on account of his separation from service shall not be paid until the first payroll date to occur following the six-month anniversary of the Employee's separation from service ("Specified Employee Payment Date"). The aggregate amount of any payments that would otherwise have been made during such six-month period shall be paid in a lump sum on the Specified Employee Payment Date without interest and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. If the Employee dies during the six-month period, any delayed payments shall be paid to the Employee's estate in a lump sum upon the Employee's death.

6.3 To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Employee Agreement shall be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (ii) any reimbursement of an eligible expense shall be paid to the Employee on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) any right to reimbursements or in-kind benefits under this Employee Agreement shall not be subject to liquidation or exchange for another benefit.

6.4 Any tax gross-up payments provided under this Employee Agreement shall be paid to the Employee on or before December 31 of the calendar year immediately following the calendar year in which the Employee remits the related taxes.

ARTICLE 7

Fringe Benefits

Employee shall be entitled to participate in and receive benefits from all of the Company’s employee benefit plans that are now, or in the future may be, maintained by the Company for its employees, including, without limitation, the Company’s health insurance plan. No amounts paid to Employee from an employee benefit plan shall count as compensation due Employee as base salary or additional compensation.  Nothing in this Employee Agreement shall prohibit the Company from modifying or terminating any of its employee benefit plans in a manner that does not discriminate between Employee and other Company employees.

ARTICLE 8

Maintenance of Liability Insurance; Indemnification

8.1. Maintenance of Liability Insurance. So long as Employee shall serve as an executive officer of the Company pursuant to this Employee Agreement, the Company shall obtain and maintain in full force and effect a policy of director and officer liability insurance of at least $3M from an established and reputable insurer. In all policies of such insurance, Employee shall be named as an insured in such manner as to provide Employee the same rights and benefits as are accorded to the most favorably insured of the Company’s officers or directors.

8.2. Indemnification. In addition to the insurance coverage described above and the indemnification protection set forth in Article IX of the Company’s Bylaws, the Company shall indemnify Employee to the fullest extent permitted by applicable law if he is made, or threatened to be made, a party to an action or proceeding, whether civil, criminal, administrative or investigative (each a “Proceeding”), by reason of the fact that Employee is or was an officer, director, or employee of the Company or any of its affiliates, against all “Expenses” (as defined below) resulting from or related to such Proceeding, or any appeal thereof.  Any such indemnification pursuant to this Article 8 shall continue as to Employee even if Employee has ceased to be an executive, officer, director or employee of the Company and/or any of its affiliates, and shall inure to the benefit of Employee’s heirs, executors and administrators.  Expenses incurred by Employee in connection with any indemnification-eligible Proceeding shall be paid by the Company in advance upon request of Employee that the Company pay such

Expenses, (a) after receipt by the Company of a written request from Employee for such advance, together with documentation reasonably acceptable to the Board, and (b) subject to an undertaking by Employee to pay back any advanced amounts for which it is later determined that Employee was not entitled to indemnification as described herein.  Employee shall be entitled to select his own counsel in connection with any indemnification-eligible Proceeding. Notwithstanding the foregoing provisions of this Article 8 to the contrary, the Company shall have no obligation to indemnify Employee or advance Expenses to Employee (i) in connection with any claim or proceeding between Employee and the Company (unless approved by the Board), or (ii) if Employee’s actions or omissions giving rise to his status as a party to a Proceeding involve intentional or willful misconduct or malfeasance on the part of Employee in connection with the performance of his job.

For purposes of this Article 8, the term “Expenses” means any damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements, costs, reasonable attorneys’ fees, accountants’ fees, expert fees, and disbursements and costs of attorneys, experts and accountants.

ARTICLE 9

Termination of Employment

9.1. Termination of Employment. Employee’s employment hereunder shall automatically terminate upon (i) his death; (ii) Employee voluntarily leaving the employ of the Company; (iii) at the Company’s sole discretion, upon fifteen (15) days prior written notice to Employee if the Company terminates his employment hereunder without "cause;" (iv) at the Company’s sole discretion, upon two (2) days prior written notice to Employee if the Company terminates his employment hereunder for "cause." For purposes hereof, "cause" shall include (i) Employee’s willful malfeasance, misfeasance, nonfeasance or gross negligence in connection with the performance of his duties, (ii) any willful misrepresentation or concealment of a material fact made by Employee in connection with this Employee Agreement; or (iii) the willful breach of any material covenant made by Employee hereunder.

9.2. Severance Benefits Payment. In the event that the Employee voluntarily leaves the employ of the Company because of Good Reason (as defined below) or if the Company terminates his employment hereunder without "cause," then the Employee shall be entitled to receive payment of severance benefits equal to the Employee’s monthly Base Compensation in effect on the date of termination for two (2) months (the “Severance Period”) following the date of termination.  Such payments will be made ratably over the Severance Period according to the Company’s standard payroll schedule, commencing on the first regular payroll date of the Company following the Employee’s date of termination.  Health insurance benefits with the same coverage provided to the Employee prior to the termination (e.g., medical, dental, optical, mental health) and in all other material respects comparable to those in place immediately prior to the termination will be provided at the Company’s expense during the Severance Period. Additionally, Employee shall be entitled to any portion of any Other Compensation (as described in Section 4.2) due to Employee pro-rated to the date of termination, payable on the first regular payroll date of the Company following the Employee’s date of termination.  For purposes hereof, “Good Reason” shall mean any material diminution in the Employee’s responsibilities, title or authority, or without Employee’s consent, any reduction in the Employee’s then-current compensation as set forth in Article 4 hereof, or any material breach by the Company of this Employee Agreement or any other agreement between the Company and the Employee, that is not cured within 30 days after written notice of such condition  is given by Employee to the Board.

ARTICLE 10

Confidential Information

10.1.  Disclosures While Employed by the Company.  Employee acknowledges that, in performing duties on behalf of the Company prior to this Employee Agreement, and in performing the duties required by this Employee Agreement, Employee has made use of, acquired, and added to, and will be making use of, acquiring and adding to the confidential and proprietary information of the Company and/or those persons or entities directly or indirectly controlling or controlled by, or under direct or indirect common control with, the Company (each an “Affiliate” and collectively, the “Affiliates”), which (i) is of a special nature and value, (ii) is not public information or is not generally known or available to the Company’s and/or the Affiliates’ competitors, (iii) is known only by the Company and/or the Affiliates and those of their respective employees, independent contractors, consultants, suppliers, customers or agents to whom such data and information must be confided in order to apply it to the uses intended, and (iv) relates to matters such as, but not limited to, the Company’s and the Affiliates’ respective methods of operation, internal structure, financial affairs, programs, software, equipment and techniques, existing and contemplated facilities, products and services, know-how, inventions, systems, devices (whether or not patentable), methods, ideas, procedures, manuals, confidential studies and reports, lists of suppliers and customers and prospective suppliers and customers, financial information and practices, plans, pricing, selling techniques, sales and marketing programs and methods, names, addresses and telephone numbers of the Company’s and/or the Affiliates’ suppliers and customers, credit and financial data of the Company’s and/or the Affiliates’ suppliers and customers, particular business requirements of the Company’s and/or the Affiliates’ suppliers and customers, special methods and processes involved in designing, producing and selling the Company’s and/or the Affiliates’ products and services, any other information related to the Company’s and/or the Affiliates’ suppliers and customers that could be used as a competitive advantage by the Company’s and/or the Affiliates’ competitors if revealed or disclosed to such competitors or to persons or entities revealing or disclosing same to such competitors, and all “trade secrets” (as that term is defined in O.C.G.A.  s. 10-1-761, as amended) of the Company and/or the Affiliates, all of which, together with any and all extracts, summaries and photo, electronic or other copies or reproductions, in whole or in part thereof, stored in whatever medium (including electronic or magnetic), shall be deemed the Company’s and/or the Affiliates’ exclusive property, as applicable, and shall be deemed to be “Confidential Information.”  Employee acknowledges that the Confidential Information has been and will continue to be of central importance to the business of the Company and the Affiliates, and that disclosure of it to, or its use by, others could cause substantial loss to the Company and the Affiliates.  In consideration of Employee’s employment hereunder, Employee agrees that, at all times during the term of this Employee Agreement, and (i) with respect to all Confidential Information constituting “trade secrets,” for so long thereafter as such Confidential Information continues to constitute “trade secrets” (or for the period beginning on the last day of the term of this Employee Agreement and ending five (5) years thereafter, whichever is longer);

and (ii) with respect to all Confidential Information not constituting “trade secrets,” for the period beginning on the last day of the term of this Employee Agreement and ending five (5) years thereafter, Employee shall not, directly or indirectly, use, divulge or disclose to any person or entity, other than those persons or entities employed or engaged by the Company who or which are authorized to receive such information, any of such Confidential Information, and Employee shall hold all of the Confidential Information confidential and inviolate and will not use such Confidential Information against the best interests of the Company or any of the Affiliates.

10.2. Disclosures After Employment Terminates; Return of Records.  Employee acknowledges and agrees that all supplier, customer, employee and contractor files, contracts, agreements, financial books, records, instruments and documents, supplier and customer lists, memoranda, data, reports, sales documentation and literature, software, rolodexes, telephone and address books, letters, research, listings, and any other instruments, records or documents relating or pertaining to (i) the customers or suppliers of the Company and/or any of the Affiliates serviced by or serving the Company, any of the Affiliates or Employee, (ii) the duties performed hereunder by Employee, or (iii) the business of the Company and/or any of the Affiliates (collectively, the “Records”) shall at all times be and remain the exclusive property of the Company and/or the Affiliates, as applicable.  Upon termination of Employee’s employment hereunder for any reason whatsoever, Employee shall promptly return to the Company all Records (whether furnished by the Company or any of the Affiliates or prepared by Employee), and Employee shall neither make nor retain, nor allow any third party to make or retain, any photo, electronic or other copy or other reproduction of any of such Records after such termination.

10.3 Assignment of Inventions and Works Made for Hire.   Employee hereby irrevocably assigns and transfers, and agrees to assign and transfer, to the Company all of Employee’s right, title and interest in and to any and all Inventions and Works Made for Hire (each as hereinafter defined) made, generated or conceived by Employee while employed by the Company at any time, whether alone or with the assistance of others, whether or not made, generated or conceived during normal business hours, and whether or not his employment with the Company is hereafter terminated for any reason whatsoever. For purposes of this Employee Agreement, “Inventions” shall mean any and all discoveries, improvements, innovations, ideas, formulae, devices, systems, software programs, processes, products and any other creations similar thereto which pertain or relate to the Company’s email delivery system and services.  For purposes of this Employee Agreement, “Works Made for Hire” shall mean any and all “work made for hire”, as that term is defined in Section 101 of the United States Copyright Law, Title 17 of the United States Code, as amended.  Upon the Company’s request, Employee will promptly execute and sign any and all applications, assignments, and other documents, and will promptly render all assistance, which may be reasonably necessary for the Company to obtain patent, copyright or any other form of intellectual property protection.

ARTICLE 11

Protective Covenants

Employee acknowledges that his specialized skills, abilities and contacts are important to the success of the Company, and agrees that he shall faithfully and strictly adhere to the following covenants:

11.1. Non-competition. Employee acknowledges that by reason of the character and nature of the Company’s business activities and operations, and further by reason of the scope of the territory in which Employee will perform the services under this Employee Agreement, in order to protect the Company’s legitimate business interests it is necessary for Employee to agree not to engage in certain specified activities in such territory at any time during the term of this Employment Agreement and for a period of time thereafter.  Therefore, at all times during the term of this Employee Agreement, and for a period of one (1) years thereafter, Employee will not, directly or indirectly, within the Territory (as defined below), (a) for himself, in his capacity as a Competing Business, (b) as a consultant, manager, supervisor, employee or owner of a Competing Business (as defined below), or (c) as an independent contractor for a Competing Business, engage in any business in which Employee provides services which are the same as or substantially similar to the services Employee is providing hereunder. “Competing Business” shall mean any person, business or entity who or which sells, markets or distributes products and/or sells, furnishes or provides services substantially the same as those sold, marketed, distributed, furnished or supplied or expected to be sold, marketed, distributed, furnished or supplied by the Company during the term of this Employee Agreement. “Territory” shall mean the (i) the United States of America; (ii) any market area that the Company conducts its business; or (iii) any contemplated market area that the Company intends to conduct its business within the following one (1) year of the date of Employee’s termination. “Contemplated Market Area” shall mean any market area which the Company has evaluated, is evaluating, or expects to evaluate and the Company has a reasonable expectation that the Company will conduct business in such area. Employee agrees that he and the Company may amend the definition of “Territory” from and after the date hereof to reflect any significant contraction or expansion of the geographical area in which he performs the services hereunder.

11.2 Non-solicitation of Customers. Employee agrees that all customers whose relationships are managed by Employee, or with whom Employee has contact during the term of this Employee Agreement, are the Company’s customers, and that all fees and revenues produced from such relationships or contacts are the exclusive property of the Company. Employee hereby waives and releases all claims and rights of ownership to such customer relationships, fees and revenues.  Furthermore, at all times during the term of this Employee Agreement and for a period of one (1) year thereafter, Employee will not directly or indirectly, on his own behalf or on behalf of any person, firm, partnership, association, corporation, business organization, entity or enterprise, solicit, call upon or attempt to solicit or call upon, any customer or prospective customer of the Company, or any representative of any customer or prospective customer of the Company, with a view to the sale or provision of any product or service competitive or potentially competitive with any product or service sold or provided, or under development, by the Company at any time during the shorter in duration of the term of this Employee Agreement and the last one (1) year thereof; provided that the restrictions set forth in this sentence shall apply only to customers or prospective customers of the Company, or representatives of customers or prospective customers of the Company, with which Employee had contact at any time during the shorter in duration of the term of this Employee Agreement and the last one (1) year thereof.

11.3 Non-solicitation of Employees and Independent Contractors.  At all times during the term of this Employee Agreement and for a period of one (1) year thereafter, Employee will not directly or indirectly solicit or encourage any employee or independent contractor of the Company to leave such employment or engagement with the Company, or directly or indirectly employ or engage in any capacity any former employee or independent contractor of the Company, unless such former employee or independent contractor of the Company shall have ceased to be so employed or engaged by the Company for a period of at least one (1) year immediately prior to such action by Employee.

ARTICLE 12

Construction

Employee acknowledges and agrees that the covenants and agreements contained in Sections 10 and 11 of this Employee Agreement are the essence of this Employee Agreement, and that each of such covenants and agreements is reasonable and necessary to protect and preserve the interests and business of the Company.  Employee further acknowledges and agrees that: (i) each of such covenants and agreements is separate, distinct and severable, not only from the other of such covenants and agreements, but also from the remaining provisions of this Employee Agreement, (ii) the unenforceability of any such covenants or agreements shall not affect the validity or enforceability of any other such covenants or agreements or any other provision or provisions of this Employee Agreement, and (iii) in the event any court of competent jurisdiction or arbitrator, as applicable, determines, rules or holds that any such covenant or agreement hereof is overly broad or against the public policy of the state, then said court or arbitrator, as the case may be, is specifically authorized to reform and narrow said covenant or agreement to the extent necessary to make said reformed and narrowed covenant or agreement valid and enforceable to the maximum enforceable restriction permitted by law.

ARTICLE 13

Remedies

It is specifically understood and agreed that (i) any breach of any of the provisions of Section 10 or 11 of this Employee Agreement is likely to result in irreparable injury to the Company, (ii) the remedy at law alone will be an inadequate remedy for such breach, and (iii) in addition to any other remedy it may have for such breach, the Company shall be entitled to enforce the specific performance of this Employee Agreement by Employee and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages.  Notwithstanding any other provision of this Employee Agreement to the contrary, any and all obligations of the Company to pay any compensation to Employee for any reason shall cease and terminate upon the breach by Employee of any of the obligations of Employee under Sections 10 or 11 of this Employee Agreement.

ARTICLE 14

Existing Restrictive Covenants and Indemnification

Employee represents and warrants that (i) Employee is not a party to or subject to any outstanding contract, agreement or order whereby Employee is prohibited from entering into this Employee Agreement, or any outstanding restrictive covenant or noncompetition agreement which would interfere with or prevent Employee’s employment hereunder as contemplated by this Employee Agreement; (ii) Employee has performed any and all duties or obligations that he may have under any contract or agreement with a former Employer or other party, including, without limitation, the return of all confidential materials; and (iii) Employee is currently not in possession of any confidential materials or property belonging to any such former Employer or other party.  Employee acknowledges and agrees that he shall advise the Company in the event that his duties with the Company should be changed or enlarged in such a manner as to conflict with any such prior contract, agreement, order or restrictive covenant.  Without limitation on any other rights or remedies available to the Company with respect to Employee’s breach of his obligations hereunder, Employee shall defend, indemnify and hold the Company, the Affiliates, and each of their respective shareholders, officers, directors, employees, counsel, agents, affiliates and assigns (collectively, the “Company Indemnities”) harmless from and against any and all direct or indirect demands, claims, payments, obligations, recoveries, deficiencies, fines, penalties, assessments, actions, causes of action, suits, losses, diminution in the value of assets of the Company, compensatory, punitive, exemplary or consequential damages (including, without limitation, lost income and profits and interruptions of business), liabilities, costs, expenses, and interest on any amount payable to a third party as a result of the foregoing, whether accrued, absolute, contingent, known, unknown or otherwise asserted against, imposed upon or incurred by Company Indemnities, or any of them, by reason of or resulting from, arising out of, based upon or otherwise in respect of (1) any conflict between Employee’s employment hereunder and any prior employment, duty, contract, express or implied agreement, order or restrictive covenant, or (2) any misrepresentation by Employee hereunder as to any facts which are the subject matter of any conflict or violation of any prior contract, agreement, order or restrictive covenant on the part of Employee.

ARTICLE 15

Notice to Future Employers

If Employee’s employment hereunder terminates for any reason, (i) Employee shall, during the one (1) year period after the effective date of such termination, inform any subsequent employers, business partners or colleagues of the existence and provisions of Sections 11.1 and 11.2 of this Employee Agreement and, if requested, provide a copy of such Sections of this Employee Agreement to any such employer, business partner or colleague; and the Company may, at any time, notify any future employer, business partner or colleague of Employee of the existence and provisions of Sections 11.1 and 11.2 of this Employee Agreement.

ARTICLE 16

Notices

Any notice given under this Employee Agreement to either party shall be made in writing.  Notices shall be deemed given when delivered by hand, document delivery service, or when mailed by registered or certified mail, return receipt requested, postage prepaid, and addressed to the party at the address set forth below.

Employee address:

Mr. Jonathan M. Strimling

PO Box 10175

Bedford, NH 03110

Company address:

Mr. Maksym Ilin

SMTP, Inc.

1810 East Sahara Avenue, Suite 111

Las Vegas Nevada, 89104

with a copy to:

David M. Bovi, Esq.

319 Clematis Street, Suite 700

West Palm Beach, Florida 33401

Each party may designate a different address for receiving notices by giving written notice of the different address to the other party. The written notice of the different address will be deemed given when it is received by the other party.

ARTICLE 17

Binding Agreement

17.1. Company’s Successors.  The rights and obligations of the Company under this Employee Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company.

17.2. Employee’s Successors.  This Employee Agreement shall inure to the benefit and be enforceable by Employee’s personal representatives, legatees, and heirs. If Employee dies while amounts are still owed, such amounts shall be paid to Employee’s legatees or, if no such person or persons have been designated, to Employee’s estate.

ARTICLE 18

Waivers

The waiver by either party of a breach of any provision of this Employee Agreement shall not operate or be construed as a waiver of any subsequent breach.

ARTICLE 19

Entire Agreement

19.1. No Other Agreements.  This instrument contains the entire agreement of the parties pertaining to the employment of Employee by the Company.  The parties have not made any agreements or representations, oral or otherwise, express or implied, pertaining to the employment of Employee by the Company other than those specifically included in this Employee Agreement.

19.2. Prior Agreements. This Employee Agreement supersedes any prior employee agreements pertaining to or connected with or arising in any manner out of the employment of Employee by the Company. All such agreements are terminated and are of no force or effect whatsoever.

ARTICLE 20

Amendment of Agreement

No change or modification of this Employee Agreement shall be valid unless it is in writing and signed by the party against whom the change or modification is sought to be enforced. No change or modification by the Company shall be effective unless it is approved by the Company’s Board of Directors and signed by an officer specifically authorized to sign such documents.

ARTICLE 21

Severability of Provisions

If any provision of this Employee Agreement is invalidated or held unenforceable, the invalidity or unenforceability of that provision or provisions shall not affect the validity or enforceability of any other provision of this Employee Agreement.

ARTICLE 22

Assignment of Agreement

Other than as otherwise provided for in this Employee Agreement, so long as Employee is an Employee pursuant to this Employee Agreement, the Company shall not assign this Employee Agreement without Employee’s prior written consent, which consent shall not be unreasonably withheld. Employee may not assign this Employee Agreement.

ARTICLE 23

Governing Law and Venue

 This Agreement shall be deemed to have been entered into by all parties within the State of Delaware and all questions regarding the validity and interpretation of this Employee Agreement shall be governed by and construed and enforced in all respects in accordance with the laws of the State of Delaware as applied to contracts made and to be performed entirely within the State of Delaware without regard to choice of law provisions.

ARTICLE 24

Arbitration of Disputes

If a dispute arises out of or relates to this Employee Agreement, or the breach thereof, and if the dispute cannot be settled through negotiation, the parties agree first to try in good faith to settle the dispute by mediation administered by the American Arbitration Association under its Employment Mediation Rules before resorting to arbitration, litigation or some other dispute resolution procedure.

ARTICLE 25

Acknowledgment

Employee acknowledges that he has had the benefit of independent professional counsel with respect to this Agreement and that the Employee is not relying upon the Company, the Company’s attorneys or any person on behalf of or retained by the Company for any advice or counsel with respect to this Agreement.

IN WITNESS, the parties have executed this Employee Agreement in duplicate on the date and year first above written.

Employee,

/s/ Ruslan Bondariev	/s/ Jonathan M. Strimling
Witness	Jonathan M. Strimling

SMTP, Inc.,

/s/ Alena Chuprakova	By:	/s/ Maksym Ilin
Witness		Maksym Ilin, President

Appendix A

Duties of Employee

Employee, as the Company’s Chief Executive Officer, subject to the control of the Board of Directors, shall be responsible for:

A.

The overall general management of the Company and supervision of Company policies, setting the Company’s strategies, formulating and overseeing the Company’s business plan, and the general promotion of the Company.

B.

Such other powers and duties as may be prescribed by the Board of Directors that is reasonably agreed upon by Employee.

Appendix B

Other Compensation

I.

Quarterly Bonus Compensation:

Employee shall be entitled to bonus compensation that will be paid on a quarterly basis (the “Quarterly Bonus”) that will be earned and payable as follows:

The annual bonus target amount is $90,000 (the Quarterly Bonus target amount is $22,500), and will be tied to a target quarterly sales growth rate, which is 10% quarter-on-quarter growth for 2013. The percentage of the Quarterly Bonus that may be paid out may range from 0% to over 100% of the Quarterly Bonus target amount, and will be proportional to the actual growth rate achieved. As an example, if Q4 exceeds Q3 by 5%, half the Quarterly Bonus target amount would be paid.

The target quarterly sales growth rate for the year of 2014 and beyond will be established by the Company’s Board of Directors. The Quarterly Bonus is earned at the close of the applicable quarter and will be paid no later than 60 days of the close of such quarter, but is intended to be paid shortly after closing the books on any quarter.

If Employee’s employment is terminated for any reason, Employee shall be paid (a) the full Quarterly Bonus earned for the most recently completed quarter and if Employee’s employment is terminated by the Company or by mutual agreement, Employee shall be paid (b) a pro-rated Quarterly Bonus for the calendar quarter in which termination occurs.

II.

Additional Bonus Compensation:

On the earlier of (i) a Change in Control (as defined in the Employee’s non-statutory stock option agreement, of even date hereof, but only to the extent that such event also constitutes a “change in ownership” of the Company or a “change in the ownership of a substantial portion of the Company’s assets” for purposes of Section 409A of the Code); (ii) Employee’s separation from service  for any reason other than pursuant to “cause” as defined in paragraph 9.1 of this Employee Agreement, and (iii) the fourth anniversary of Employee’s start date, Employee shall be paid an additional bonus (the “Additional Bonus”) that will be payable as follows:

The Additional Bonus shall be equal to: (D + A – B) x X

A -

Exercise Price per Share (as defined in the Employee’s non-statutory stock option agreement, of even date hereof).

B -

$0.65.

X -

The total number of options (“Options”) issued to Employee pursuant to Item IV. – Option Grant, below that are vested on the date of the Change in Control or the date of the termination or other applicable payment date (including any Options the vesting of which shall accelerate in connection with such payment event).

D -

The sum of any regular or special dividends declared and paid by the Company to its common stockholders per share paid to shareholders during the period of Employee’s employment.

III.

Option Grant:

Options: 1,493,449

Exercise Price: $1.00 per share (the fair market value on the Grant Date)

Grant Date: August 15, 2013

Expiration Date: August 14, 2023

Registration Rights: Employer agrees to file a Registration Statement on Form S-8 registering the shares of common stock reserved for offering pursuant to the Company’s 2010 Employee Stock Plan on or before April 30, 2014.

Vesting Schedule: The options vest monthly over a four year period in equal installments of 31,113 shares per month beginning August 15, 2013, except that during the final month of vesting 31,138 shares shall vest. The option grant shall be made pursuant to the Company’s 2010 Employee Stock Plan and subject to the terms of the Plan’s standard non-statutory stock option agreement, as may be modified for purposes of this Employee Agreement. As more fully described in the Employee’s non-statutory stock option agreement, of even date hereof, the Vesting Schedule is subject to acceleration in the event of a Change of Control as defined in the Employee’s non-statutory stock option agreement.